                                                                    Exhibit 10.9


           Description of the Fiscal Year 2006 Executive Bonus Program

The Compensation Committee (the "Compensation Committee") of the Board of Directors of Centennial Communications Corp. (the "Company") approved the adoption of the Fiscal Year 2006 Executive Bonus Program (the "Bonus Program"), which is part of the overall compensation program for the Company's executives, at a meeting held on June 1, 2005.

Purpose. The purpose of the Bonus Program is to motivate and retain the Company's executives as well as to attract new talent, as necessary.

Eligibility. Participants in the Bonus Program are chosen solely at the discretion of the Compensation Committee. The Company's executive officers are eligible to be considered for participation in the Bonus Program but no person is automatically entitled to participate in the Bonus Program. The Company may also pay discretionary bonuses, or other types of compensation, outside the Bonus Program.

Administration. The Bonus Program is administered by the Compensation Committee.

Determination of Awards. Under the Bonus Program, participants are eligible to receive awards determined by reference to a formula for each participant that ties a target bonus objective for such participant to the achievement in fiscal 2006 of certain pre-defined financial benchmarks. The financial benchmarks established by the Compensation Committee for fiscal 2006 are revenue and adjusted operating income but vary slightly with respect to certain participants that perform services directly for one of the Company's individual business units. In addition, a participant's award may be adjusted up or down by up to 15% based on the achievement of certain personal objectives.

At the conclusion of fiscal 2006, the Compensation Committee will determine the amount of each participant's award by reference to the formula for such participant and the Company's (or an individual business unit's) actual financial performance and achievement of the established personal objectives for such participant. Under the formula applicable to each participant, the actual bonus awards could be greater or less than the target bonus. The maximum bonus for any participant is 250% of the target bonus.

The details of the formula for each participant with respect to the criteria have not been included in this description to maintain the confidentiality of the applicable benchmarks, which the Company believes are confidential commercial or business information, the disclosure of which would adversely affect the Company.

Payment of Awards. Unless otherwise provided by the Compensation Committee with respect to any participant, all awards will be paid in cash as soon as practicable following determination of the award.